UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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MAC-GRAY CORPORATION
(Name of Registrant as Specified In Its Charter)

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FOR IMMEDIATE RELEASE

Contacts:

Michael J. Shea	Jim Buckley
Chief Financial Officer	Executive Vice President
Mac-Gray Corporation	Sharon Merrill Associates, Inc.
781-487-7610	617-542-5300
Email: mshea@macgray.com	Email: jbuckley@investorrelations.com

Independent Proxy Advisory Firms Recommend
Stockholders Support Mac-Gray’s Director Nominees

Glass Lewis and Egan Jones Advise Voting
for the Company’s Three Incumbent Directors on the White Proxy Card

WALTHAM, MA, May 13, 2011 — Mac-Gray Corporation (NYSE: TUC) today announced that Glass Lewis & Co., LLC and Egan-Jones Proxy Services have recommended that its clients support Mac-Gray’s incumbent director nominees.  The two firms have advised that shareholders vote for Chairman Thomas Bullock and Directors William Meagher, Jr. and Alastair Robertson on the WHITE proxy card.

“The support of Glass Lewis and Egan-Jones delivers an important message to Mac-Gray shareholders,” said Thomas E. Bullock, Mac-Gray’s Chairman of the Board.  “The opinion of these independent advisory firms is that shareholders should support the incumbent slate of directors and not support the candidates proposed by the TUC IVC Group.  We strongly urge all shareholders to vote FOR our highly-qualified director nominees on the WHITE proxy card today via mail, telephone, internet, or in person at the Company’s Annual Meeting to be held on May 18.”

Additionally, Institutional Shareholder Services Inc. (ISS) has also advised its clients to not vote in favor of the dissident slate of candidates.  However, due to its policy on matters of classified boards and shareholder rights plans, ISS recommended a withhold vote on Mac-Gray’s incumbent nominees.  The Board strongly disagrees with ISS’s withhold recommendation and urges all shareholders to vote for the Company’s nominees, who have delivered substantial value in terms of stock performance, key financial metrics, balance sheet strength and returning equity to shareholders.

Regarding the director nominees, Glass Lewis & Co., LLC stated the following in its May 4th report:

•                  “Upon full review, we believe the Dissident has failed to provide sufficient reason for shareholders to replace the incumbent nominees. On the quantitative side, we find many of the TUC Group’s arguments lack comparative benchmarks and do not reasonably reflect the financial condition and operating performance of Mac-Gray, particularly over the course of the last several years.”

•                  “…we believe shareholders would be best served by supporting an incumbent board that has, together with current management, improved margins, generated superior share price performance and returned excess capital to shareholders through a regular quarterly dividend.”

•                  “As a first point of review, we see the Dissident states the Company overpaid for a series of acquisitions between fiscal years 2004 and 2008…  We find this argument uncompelling….”

Within its May 11th report supporting Mac-Gray’s director nominees, Egan-Jones Proxy Services concluded:

•                  “We believe that our support for the management ballot is merited and that voting the management ballot (WHITE PROXY CARD) is in the best interest of the Company and its shareholders.  In arriving at that conclusion, we have considered the following factors:

1. The belief that TUC IVC Group has provided no plan and no substantive new ideas or valid reasons to change the Company’s strategic direction that will improve the Company’s stockholder value.

2. We are not convinced that election of the dissidents’ slate to the board of directors would work to the benefit of shareholders. Upon full review, we believe the Dissident has failed to provide sufficient reason for shareholders to replace the incumbent nominees.”

In its May 12, 2011 report, ISS also stated:

•                  “… the dissidents do not appear to have made a compelling case for board change on economic grounds.”

Permission to use quoted material was neither sought nor obtained.

About Mac-Gray Corporation

Founded in 1927, Mac-Gray derives its revenue principally through the contracting of debit-card- and coin-operated laundry facilities in multi-unit housing facilities such as apartment buildings, college and university residence halls, condominiums and public housing complexes. Mac-Gray manages approximately 86,000 laundry rooms located in 43 states and the District of Columbia. Mac-Gray also sells and services commercial laundry equipment to retail laundromats and other customers through its product sales division. To learn more about Mac-Gray, visit the Company’s website at www.macgray.com.

Important Information

In connection with the solicitation of proxies, on April 21, 2011, Mac-Gray Corporation filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with the Company’s 2011 Annual Meeting. MAC-GRAY’S STOCKHOLDERS ARE STRONGLY ADVISED TO READ THE DEFINITIVE PROXY MATERIALS AND ANY OTHER RELEVANT SOLICITATION MATERIALS FILED BY MAC-GRAY WITH THE SEC BEFORE MAKING ANY VOTING OR INVESTMENT DECISION BECAUSE THESE DOCUMENTS CONTAIN IMPORTANT INFORMATION. The Company’s proxy statement and any other materials filed by the Company with the SEC can be obtained free of charge at the SEC’s web site at www.sec.gov. The Company’s definitive proxy materials are also available for free from Mac-Gray Corporation at http://www.macgray.com/proxy, by writing to Mac-Gray Corporation, 404 Wyman Street, Suite 400, Waltham, MA 02451, Attention: Secretary, Linda A. Serafini, or by contacting MacKenzie Partners, Inc., by toll-free telephone at 800-322-2885 or by e-mail at proxy@mackenziepartners.com. The contents of the websites referenced above are not deemed to be incorporated by reference into the proxy statement.

Mac-Gray Corporation and its directors, nominees and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Mac-Gray in connection with the Company’s 2011 Annual Meeting of Stockholders.  Information concerning the interests of participants in the solicitation of proxies is included in the definitive proxy statement filed by Mac-Gray with the SEC on April 21, 2011 in connection with its 2011 Annual Meeting of Stockholders.

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The above was issued on May 13, 2011